Geely VoIP Project by China VoIP & Digital Telecom Inc. Subsidiary in Smooth Construction

Jinan Yinquan Technology Co., Ltd has completed 70% construction

Jinan, China- (Market wire) – October 22, 2007- Jinan Yinquan Technology Co.,Ltd,, the wholly subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT), today announced that 70% of the VoIP project for Zhejiang Geely Group, a Hangzhou-China-based auto manufacturer, has been accomplished. The project agreement was signed by both parties on September 11, and Yinquan is helping Geely to build its own VoIP communication networks for free in-network communications.

Currently, the project is in smooth construction, and expected to be established at the end of this November.

After the project completed, the Company will introduce it as one of the most important successful cases to other enterprises, which will bring the Company both significant social and economic benefits.

About Zhejiang Geely Group Ltd.

Zhejiang Geely Group Ltd. is the only private car production enterprises in the top ten Chinese automotive industry. Headquartered in provincial capital Hangzhou of Zhejiang Province, it has four specialized production and manufacturing bases in complete auto production and power assemblies; three of which are in Zhejiang Province (Linhai, Ningbo, Luqiao), one in Shanghai. It currently has an annual output of 200,000 vehicles, 200,000 engines and 200,000 transmissions. Zhejiang Geely Group Ltd .now has nine major bases, three universities, nearly 400 4S shops and nearly 600 service stations. The company currently employs more than 8,000 people in China, with more than 200 selling service sites abroad. Its total assets are approximately 10.5 billion RMB.

More information can be found at www.geely.com

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Contact:

Michelle Wong

86-531-87027114

michellewong@yinquan.cn